Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated and effective as of September 24, 2014 (the “Effective Date”), by and between PROFESSIONAL DIVERSITY NETWORK, INC., a Delaware corporation (the “Company”), and MATTHEW B. PROMAN (“Executive”).

RECITALS:

A.           Pursuant to an Agreement and Plan of Merger, dated as of July 11, 2014 (the “Merger Agreement”), among the Company, Merger Sub, Inc. and NAPW, Inc. (“NAPW”), the Company and NAPW have agreed to effect a business combination by which the Company would acquire all outstanding shares of NAPW by means of the merger of NAPW with and into Merger Sub (the “Merger”).

B.           Executive has been employed by NAPW and is presently serving as the Chairman and Chief Executive Officer of NAPW.

C.           The Company recognizes that Executive possesses an intimate knowledge of the business and affairs of NAPW and, in connection with the Merger, the Company wishes to be assured that it will have the continued benefit of the services and advice of Executive and Executive’s agreement to maintain the confidentiality of certain information and not to compete with the Company as set forth herein.

D.           Execution of this Agreement is a condition to the obligation of the Company to effect the Merger.

E.           Executive is willing to be employed by the Company and, coincident with and/or following that employment, is also willing to maintain information as confidential and to agree not to compete on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, representations and warranties contained herein, the parties hereto agree as follows:

1.             Employment. The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

2.            Employment Period. Subject to the provisions of Section 15 below, the initial term of Executive’s employment pursuant to this Agreement shall commence on the Effective Date and continue until the three (3) year anniversary of the Effective Date (the “Initial Employment Period”); provided, however, that the term of this Agreement shall automatically be extended for additional one (1) year terms beyond the Initial Employment Period unless and until either the Company or Executive provides ninety (90) days advance written notice to the other of its desire to terminate this Agreement as of the end of the then effective Employment Period.  The Initial Employment Period and each one-year period of continuing employment of Executive by the Company thereafter is referred to herein as the “Employment Period.”

3.             Duties and Responsibilities. Executive shall serve as the Executive Vice President and Chief Operating Officer of the Company and shall have such normal and customary duties and responsibilities commensurate with his position and as may from time to time be assigned to Executive by the Chief Executive Officer of the Company, provided that the same is consistent with Executive’s position as a senior executive officer. Executive shall devote his best efforts and sufficient business time and attention to the business and affairs of the Company and shall diligently, faithfully and competently perform his duties and responsibilities hereunder; provided, however, that the Company recognizes that the Executive has other interests, business and otherwise and that nothing contained herein shall prohibit Executive from engaging in other business endeavors and from spending time and attention with respect thereto and other endeavors, whether business, charitable, philanthropic or otherwise. A list of permitted activities in which the Executive is currently engaged is attached as Exhibit A hereto. Executive recognizes that his primary responsibility is to the Company.

4.             Compensation and Related Matters.

(a)           Base Salary. The Company shall pay Executive an annual base salary (“Base Salary”) of not less than Two Hundred Seventy Five Thousand Dollars ($275,000), payable in substantially equal monthly or more frequent installments in accordance with the Company’s normal and customary payroll practices. The Company’s Board of Directors (the “Board”) may review and further adjust Executive’s Base Salary from time to time in its sole and absolute discretion, provided that during the Employment Period the Company may not decrease Executive’s Base Salary below the amount set forth in this section. Any such increased Base Salary shall be and become the “Base Salary” for purposes of this Agreement.

(b)           Expense Reimbursement. The Company shall pay or reimburse Executive for all reasonable business expenses properly incurred by Executive in the ordinary course of performing his duties and responsibilities hereunder, subject to the Company’s normal and customary practices and policies as are in effect from time to time with respect to travel, entertainment and other business expenses (including the Company’s reasonable requirements with respect to prior approval, reporting and documentation of such expenses).

(c)           Benefits. The Company will provide or offer for Executive’s participation such benefits as are generally provided or offered by the Company to its other senior executive officers, including, without limitation, health/major medical insurance, life insurance, disability insurance and welfare benefits, sick days and other fringe benefits (collectively, “Benefits”), if and to the extent that Executive is eligible to participate in accordance with the terms of the applicable Benefit plan or program generally and subject to any required contributions.

(d)           Bonus. Executive shall be eligible for an annual bonus according to the terms and conditions of a bonus plan that is based upon the financial results achieved by the Company for the fiscal year or such other performance goals established by the Board (or the Compensation Committee), in its sole discretion.

(e)           Withholding. All Base Salary, bonus and other compensation described in this Agreement shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

5.             Executive Work Product and Inventions. Executive agrees that Inventions (as defined below) shall be deemed “work made for hire” and shall be the property of the Company. Executive shall promptly disclose to the Company all such Inventions and hereby irrevocably assigns to Company all such Inventions and all such worldwide right, title and interest therein. Executive hereby waives and agrees not to assert any moral rights or similar rights under the laws of any jurisdiction with respect to any Inventions. Executive further agrees to execute or cause to be executed any and all assignment documents or other documents that may be necessary to perfect the ownership rights of the Company in such Inventions or to secure the Company’s statutory protection (including, without limitation, patent, trademark, trade secret or copyright protection) throughout the world for any and all such Inventions. For purposes hereof, “Invention” means all work product, including, without limitation, any and all creative works, discoveries, ideas, inventions, designs, devices, models, prototypes, processes, works, know-how, documentation, files, information, manuals, materials, input materials and output materials, software programs or packages (together with any related documentation, source code or codes, object codes, upgrades, revisions, modifications and any related materials) and other information and materials, and the media upon which they are located (including cards, tapes, discs and other storage facilities), which are conceived, created, developed, reduced to practice, fixed in a tangible medium of expression or otherwise made by Executive solely or jointly with others in connection with or arising from Executive’s employment hereunder (whether or not during regular business hours).

6.             Confidential Information and Return of Property.

(a)           Executive covenants and agrees that, except to the extent the use or disclosure of any Confidential Information is required to carry out Executive’s assigned duties with the Company, during Executive’s employment with the Company and thereafter: (i)  Executive shall keep strictly confidential and not disclose to any person not employed by the Company any Confidential Information; and (ii) Executive shall not use for Executive or for any other person or entity any Confidential Information.  However, this provision shall not preclude Executive from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Executive’s violation of this Section), or (y) any disclosure required by law or court order so long as Executive provides the Company immediate written notice of any potential disclosure under this subsection and cooperates with the Company to prevent or limit such disclosure to the extent lawful.  “Confidential Information” means all confidential, proprietary or business information related to the Company’s business that is furnished to, obtained by, or created by Executive during Executive’s employment with the Company and which could be used to harm or compete against the Company.  Confidential Information includes, by way of illustration, such information relating to: (A)  the Company’s customers and suppliers, including customer lists, supplier lists, contact information, contractual terms, prices, and billing histories; (B) the Company’s finances, including financial statements, balance sheets, sales data, forecasts, profit margins and cost analyses; (C) the Company’s plans and projections for new and developing business opportunities and for maintaining existing business; and (D) the Company’s operating methods, business processes and techniques, services, products, prices, costs, service performance, and operating results.

(b)           All property, documents, data, and Confidential Information prepared or collected by Executive as part of Executive’s employment with the Company, in whatever form, are and shall remain the property of the Company. Executive agrees that Employee shall return upon the Company’s request at any time (and, in any event, before Executive’s employment with the Company ends) all documents, data, Confidential Information, and other property belonging to the Company in Executive’s possession or control, regardless of how stored or maintained and including all originals, copies and compilations.

7.             Non-compete.

(a)           During the Restricted Period (as defined below), Executive shall not: (i) engage in Competitive Activity (as defined below) within the Prohibited Territory (as defined below); or (ii) assist any entity or person to engage in Competitive Activity within the Prohibited Territory, whether as an owner, franchisee, franchisor, investor, consultant, agent or otherwise.

(b)           The “Restricted Period” means: (i) the period that Executive is employed by the Company; and (ii) a period of 18 months following Executive’s last day of employment with the Company and its affiliates (the “Separation Date”).  Notwithstanding the foregoing, in the event that Executive’s employment is terminated by the Company (other than for “Cause”) (as hereinafter defined) or Executive terminates his employment for “Good Reason” (as hereinafter defined), the Restricted Period shall not extend beyond the period for which Severance Pay is calculated pursuant to Section 15(f)(i) hereof.

(c)           “Competitive Activity” means competing against the Company by: (i) engaging in work for a competitor of the Company that is the same as or substantially similar to the work Executive performed on behalf of the Company at any time during the 12 months prior to the Separation Date; (ii) engaging in an aspect of the business of the Company that Executive was involved with on behalf the Company at any time during the 12 months prior to the Separation Date; and/or (iii) engaging in an aspect of the business of the Company about which Executive received Confidential Information in the course of employment with the Company at any time during the 12 months prior to the Separation Date.  Notwithstanding the preceding, owning less than 5% of the outstanding shares in a public company shall not constitute by itself Competitive Activity or assisting others to engage in Competitive Activity.

(d)           “Prohibited Territory” means: (i) Executive’s assigned territory or geographic area of responsibility for the Company at any time during the 12 months prior to the Separation Date; (ii) each city in which Executive performed services for the Company at any time during the 12 months prior to the Separation Date; and (iii) the United States. Executive’s initial assigned territory for the Company will be: New York, California and Illinois.

8.            Non-Interference.

(a)           During the Restricted Period, Executive shall not: (i) solicit, encourage, or cause any Restricted Customer (as defined below) to purchase any services or products from anyone other than the Company that are competitive with or a substitute for the services or products offered by the Company; (ii) sell or provide any services or products to any Restricted Customer that are competitive with or a substitute for the Company’s services or products; (iii) solicit, encourage, or cause any Restricted Customer not to do business with or to reduce any part of its business with the Company; (iv) solicit, encourage, or cause any supplier of goods or services to the Company not to do business with or to reduce any part of its business with the Company; (v) make any disparaging remarks about the Company or its business, services, affiliates, officers, managers, directors or employees, whether in writing, verbally, or on any online forum; or (vi) assist anyone else to engage in the conduct prohibited by this Section.

(b)           “Restricted Customer” means: (i) any Company customer with whom Executive had business contact or communications at any time during the 12 months prior to the Separation Date; (ii) any Company customer for whom Executive supervised or assisted with the Company’s dealings at any time during the 12 months prior to the Separation Date; (iii) any Company customer about whom Executive received Confidential Information in the course of employment with the Company at any time during the 12 months prior to the Separation Date; (iv) any prospective Company customer for whom Executive assisted with a proposal at any time during the 12 months prior to the Separation Date; and/or (v) any prospective Company customer for whom Executive supervised the Company’s dealings at any time during the 12 months prior to the Separation Date.

9.            Non-Raiding.  During the Restricted Period, Executive shall not, directly or indirectly: (a) hire as an employee or engage as an independent contractor any person employed by the Company with whom Executive worked while employed by the Company or about whose abilities Executive became aware while employed by the Company (each, a “Restricted Employee”); or (b) solicit any Restricted Employee to leave the Company (other than by the use of non-targeted general solicitation in media).

10.         Reasonableness.  Executive has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth herein are fair, reasonable, and necessary to protect the Company’s legitimate business interests, including its goodwill with its customers, suppliers and employees and its confidential and trade secret information.  In addition, Executive acknowledges and agrees that the foregoing restrictions do not unreasonably restrict Executive with respect to earning a living should Executive’s employment with the Company end.  As such, Executive agrees not to contest the general validity or enforceability of this Agreement in any forum.  The post-employment covenants in this Agreement shall survive Executive’s last day of employment with the Company and its affiliates and shall be in addition to any restrictions imposed upon Executive by statute, at common law, or other written agreements.  Executive agrees that the Company may share the terms of this Agreement with any business with which Executive becomes associated while any of the post-employment restrictions in this Agreement remain in effect.

11.           Remedies.  Executive acknowledges and agrees that Executive’s breach of this Agreement would result in irreparable damage and continuing injury to the Company.  Therefore, in the event of any breach or threatened breach of this Agreement, the Company shall be entitled to an injunction enjoining Executive from committing any violation or threatened violation of this Agreement, without limiting the Company’s other remedies.  The Company shall be required to post a bond of no more than $500 to obtain such an injunction.

12.           Protections for Certain Affiliates.  For purposes of the restrictions in Sections 5 (Executive Work Product and Inventions) 6 (Confidential Information), 7 (Non-Compete), 8 (Non-Interference), 9 (Non-Raiding), 10 (Reasonableness), 11 (Remedies) and 15(g) (Return of Property), the “Company” shall mean: (a) Professional Diversity Network, Inc.; (b) any parent, subsidiary, affiliate or successor (each, an “Affiliate”) of Professional Diversity Network, Inc. for or with whom Executive performed any services or had any work responsibilities at any time during the 12 months prior to the Separation Date; and (c) any Affiliate of Professional Diversity Network, Inc. whose Confidential Information was disclosed to Executive at any time during the 12 months prior to the Separation Date.

13.           Prior Employer’s Information.  While employed by the Company and its affiliates, Executive shall not: (a) breach any obligation of confidentiality that Executive may owe to a third party; or (b) disclose or use any trade secrets belonging to a third party.  In order to ensure compliance with the foregoing, Executive agrees not to refer to, use or disclose in the course of employment with the Company any information, documents or data belonging to a competitor or former employer that are not readily available to the public. Executive shall immediately notify the Company’s human resources department if Executive receives any communication from a third party regarding Executive’s confidentiality or similar obligations to them.  The terms in this section shall be in addition to, and not limit, Executive’s obligations to the Company and its affiliates under other agreements and policies related to this issue.

14.           Notice to Future Employers. Executive agrees that during the Restricted Period, Executive will notify the Company in writing of any subsequent occupation whether as owner, employee, officer, director, agent, consultant, independent contractor, or the like, and his duties and responsibilities in that position. Further, Executive agrees that during said period, he will inform each new employer, prior to accepting employment, of the existence of this Agreement and the terms of the restrictive covenants and confidentiality restrictions contained herein. Executive acknowledges that during said period the Company shall have the right to contact, independently, any potential or actual future employer of Executive to notify it of Executive’s obligations under this Agreement and provide such employer with a copy of this Agreement. The Company shall also be entitled, at its election, to notify any such actual or potential employer of the Company’s understanding of the requirements of this Agreement and what steps, if any, the Company intends to take to ensure compliance with or enforcement of this Agreement. Fai lure of the Company to avail itself of the benefits of this subsection shall not in any way affect its right to obtain enforcement of any provision of this Agreement.

15.           Termination.

(a)           Termination by the Company for Cause. The Company shall have the right to terminate Executive’s employment hereunder for Cause, which shall be communicated by a “Notice of Termination” (as defined below), effective upon either (i) 30 days advice written notice, or (ii) payment to Executive of Executive’s then-current Base Salary for such 30 day period.  Notwithstanding anything to the contrary contained herein, if Executive’s employment is terminated other than pursuant to this Section 15(a), after which the Company determines that Executive’s acts or omissions would have constituted grounds to terminate Executive for Cause, then Executive shall be deemed to have been terminated for Cause pursuant to this Section 15(a); provided that, such determination shall be made following the procedure contemplated by the Notice of Termination procedures set forth below.  In the event of such termination, then the Company shall pay to Executive her then current Base Salary and Benefits accrued, and any expenses for which Executive is entitled to be reimbursed, up to and including the effective date of such termination. Executive shall not be entitled to any other salary, bonus, benefits or other compensation as a result of termination pursuant to this Section 15(a). For purposes hereof, “Cause” means the occurrence of any one of the following on the part of Executive: (i) conviction of or a plea of nolo contendre to a felony or act of moral turpitude which affects or reflects on the Company or any Affiliate in a material and negative manner; (ii) attempted or actual theft, fraud or embezzlement of money or tangible or intangible assets or property of the Company or any Affiliate; (iii) gross negligence or willful misconduct in respect of Executive’s performance of her duties and responsibilities to the Company or any Affiliate; or (vi) breach of any material term, covenant, representation or warranty contained in this Agreement, which such breach (if susceptible to cure) remains uncured or is repeated following fifteen (15) days’ written notice from the Company to Executive thereof.

For purposes of this Agreement, a “Notice of Termination” shall mean delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and reasonable opportunity for Executive, together with Executive’s counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth in this Section 15(a) and specifying the particulars thereof in reasonable detail.  For purposes of clarity, the Notice of Termination may occur after Executive’s employment has been terminated in the event the Company determines that Executive’s acts or omissions would have constituted grounds to terminate Executive for Cause, as contemplated above.

(b)           Termination as a Result of Executive’s Disability or Death. The Company shall have the right to terminate Executive’s employment hereunder in the event of Executive’s Disability or death, effective immediately. In the event of such termination, then the Company shall pay to Executive (or his legal representative) Executive’s then current Base Salary and Benefits accrued, and any expenses for which Executive is entitled to be reimbursed, up to and including the effective date of such termination. Executive shall not be entitled to any other salary, bonus, benefits or other compensation as a result of termination pursuant to this Section 15(b). For purposes hereof, “Disability” means the inability of Executive to substantially perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of ninety (90) days or for at least 180 days in any consecutive twelve (12) month period or (ii) at such earlier time as Executive submits or the Company receives satisfactory medical evidence that Executive has a physical or mental disability or infirmity which will likely prevent him from returning to the performance of his work duties for ninety (90) days or longer. In the event of any dispute regarding the determination of Executive’s Disability, such determination shall be made by a physician selected by the Company and reasonably acceptable to Executive, at the Company’s sole expense; provided, however, that Executive’s Disability shall be conclusively presumed if such determination is made by an insurer providing disability insurance coverage to Executive or the Company in respect of Executive.

(c)           Termination by the Company Without Cause. The Company may terminate Executive’s employment hereunder for any reason (or for no reason) whatsoever, effective upon 30 days advance written notice or payment to Executive of Executive’s then-current Base Salary for such 30 day period. In the event of such termination by the Company (i.e., other than by reason of death, Disability or for Cause), then the Company shall pay to Executive his then current Base Salary (but not in such a manner that any payment for Base Salary during the notice period would result in a duplicative payment) and Benefits accrued, Severance Pay (as defined in and subject to Section 15(f) below) and any expenses for which Executive is entitled to be reimbursed, up to and including the effective date of such termination.

(d)           Termination by Executive.

(i)           Executive may voluntarily terminate his employment hereunder at any time upon not less than ninety (90) days’ prior written notice to the Company; provided, however, that any time during said 90-day period, the Company may request Executive to vacate his office and cease to perform employment services for or on behalf of the Company except those assigned by the Chief Executive Officer of the Company which are to be conducted from Executive’s home. If Executive so terminates his employment, then the Company shall pay to Executive his then current Base Salary, Benefits accrued, and any expenses for which Executive is entitled to be reimbursed, up to and including the effective date of such termination. Executive shall not be entitled to any other salary, bonus, benefits or other compensation as a result of termination pursuant to this Section 15(d).

(ii)           Executive may resign his employment hereunder upon written notice of his “Resignation For Good Reason.” For purposes of this Agreement, Executive’s “Resignation For Good Reason” means Executive’s termination of Executive’s employment with Company as a result of: (A) the Company materially reducing Executive’s Base Salary without Executive’s consent; (B) the Company’s material breach of this Agreement; or (C) the relocation of Executive’s principal place of employment to any place that is more than 30 miles from Executive’s current principal place of employment, other than reasonable Company travel.  Executive must provide the Company written notice of a potential Resignation For Good Reason within 90 days after the condition(s) justifying such resignation arise.  Upon receiving such notice, the Company shall have 30 days to cure the condition(s) justifying Executive’s Resignation For Good Reason.  If such condition(s) are not cured within such period, the Resignation For Good Reason shall be effective on the 31st day.

(e)           Removal From Positions. Any termination of Executive’s employment with the Company shall automatically effectuate Executive’s removal from any and all officer and other positions that Executive then holds with the Company or any of its Affiliates as of the effective termination date.

(f)           Severance Pay. If the Company terminates Executive’s employment pursuant to Section 15(c) or Executive terminates his employment pursuant to Section 15(d)(ii) above, subject to the terms and conditions in this Agreement and the Release Agreement (as defined below), and provided that Executive executes (and does not revoke, if applicable) a release and waiver agreement by which Executive releases the Company and its Affiliates from claims relating to or arising from Executive’s employment with or separation from the Company and its Affiliates (the “Release Agreement”), in substantially the form and substance attached as Exhibit B hereto, but subject to such modifications as the Company may determine are necessary or prudent to promote the enforceability and effectiveness of such Release Agreement, and at a time acceptable to the Company, and further provided that Executive has been and remains in compliance with his obligations as set forth in this Agreement and the Release Agreement, the Company shall:

(i)           Pay Executive an amount (the “Severance Pay”) equal to the product of Executive’s monthly salary at Executive’s then-current rate and the greater of (x) six (6) months, or (y) the number of remaining whole months from the effective date of Executive’s termination through the last day of the Initial Employment Period.  The Severance Pay shall be paid to Executive in a single cash lump sum payment within 15 days following the 60th day following the effective date of Executive’s termination.  In addition, Executive shall receive any portion of the bonus attributable to any completed fiscal year which has accrued but has not yet been paid, payable at the same time and in the same manner as the Severance Pay.  Executive shall also be entitled to payment of a pro rata bonus for the fiscal year in which Executive incurs a termination without Cause or Resignation For Good Reason, based on the Company’s actual performance during the applicable performance period and payable within 2 ½ months following the conclusion of the performance period.

(ii)           Provided Executive timely elects continued coverage for Executive and Executive’s spouse and dependents who are then covered under the Company’s group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), pay to Executive a single cash lump sum payment within 15 days following the 60th day following the effective date of Executive’s termination an amount equal to the employer portion of the costs of continued health coverage for Executive, such spouse and dependents at their then-current level under the Company’s health plan for the six-month period following the effective date of Executive’s termination.  Executive and Executive’s spouse and dependents in the Company’s post termination participation in the Company’s health plan shall be in the sole discretion of Executive and at such participants’ sole expense in accordance with COBRA.

In the event of Executive’s death during but prior to the payment of any amounts described under this Section 15(f), the Company will pay such unpaid amounts to Executive’s estate in accordance with the provisions of this Agreement and the Release Agreement.

(g)           Return of Property. Immediately upon the Company’s request or on the termination date of Executive’s employment, whichever occurs first, Executive shall return to the Company all Confidential Information and any other property of the Company, its Affiliates, or any third parties which is in Executive’s possession or control by virtue of his employment with the Company. Property to be returned to the Company shall include without limitation, all documents and things (whether in tangible or electronic format and whether such documents or things contain any Confidential Information) in Executive’s possession or control, further including without limitation, all computer programs, files and diskettes, and all written or printed files, manuals, contracts, memoranda, forms, notes, records and charts, and any and all copies of, or extracts from, any of the foregoing.

16.           Assignment. The parties acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the parties hereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the Company may assign this Agreement in connection with a sale of the business, merger, consolidation, share exchange, sale of substantially all of the Company’s assets, or other reorganization, whether or not the Company is the continuing entity, provided that the assignee is the successor to the business and all or substantially all of the assets of the Company.

17.           Severability.  If any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect (a) any other provision or part of a provision of this Agreement nor (b) this Agreement’s validity, legality and enforceability in any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

18.           Governing Law; Venue. This Agreement shall be covered by, construed, applied and reinforced in accordance with the internal laws of the State of New York, without regard to conflicts of law provisions. The parties agree that any action or proceeding to enforce or arising out of this Agreement shall be commenced in the state courts, or in the United States District Court, in New York, New York. The parties consent to such jurisdiction, agree that venue will be proper in such courts and waive any objections based upon Forum Non Conveniens. The choice of forum set forth in this section shall not be deemed to preclude the enforcement of any action under this Agreement in any other jurisdiction.

19.           Continuing Obligation. The covenants, obligations, duties and liabilities of Executive pursuant to this Agreement (including, and without limitation, the covenants set forth in Sections 5 through 9 of this Agreement) are continuing, absolute and unconditional and shall remain in full force and effect as provided herein.

20.           Indemnification. The Company shall include Executive in the coverage provided by its executive director and officer (D&O) indemnity insurance policy. In addition, the Company shall indemnify Executive to the fullest extent permitted by Delaware law, consistent with the Company’s Certificate of Incorporation and By-laws.

21.           Attorneys’ Fees. If any party brings any suit, action or claim to enforce the provisions of this Agreement, the prevailing party shall be entitled to seek reasonable attorneys’ fees and litigation expenses in addition to court costs.

22.           Waiver. The waiver by the Company or Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

23.           Notices. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and shall be deemed to have been given when personally delivered or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or his last known address. The address of any party may be changed by notice in writing to the other party duly served in accordance with this Section.

24.           Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from, and to the extent not exempt from, comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intent. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Without limiting the generality of the foregoing, the Company and the Executive agree as follows:

(a)           Reimbursements payable to Executive hereunder shall be paid in no event later than the end of the calendar year following the year in which the reimbursable expense is incurred. In addition, such reimbursements shall be made in a manner that complies with all the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv). In no event shall reimbursements and payments provided under the Agreement be subject to liquidation or exchange in a manner which violates Treasury Regulation Section 1.409A-3(i)(1)(iv).

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)           Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)           With regard to any payment that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)           To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)           To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Executive’s termination of employment. If the foregoing release is timely executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)           To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

(ii)           Subject to Section 24(c)(i), to the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this Section 24(d) during the period of such delay, provided that Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 24(d), the Company may reimburse Executive the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, in each case, had such benefits commenced immediately upon Executive’s termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(e)           For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)           Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

25.           Miscellaneous. This Agreement may be executed in two or more counterparts (including via facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

26.           Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter herein and supersedes any prior written or oral agreements or understandings between the parties with respect to the subject matter herein, including any employment agreements or offer letters.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have made and entered into this Employment Agreement the date first hereinabove set forth.

THE COMPANY:

PROFESSIONAL DIVERSITY
NETWORK, INC.

By:	/s/ James Kirsch
Name: James Kirsch
Title: Chief Executive Officer

EXECUTIVE:

/s/ Matthew B. Proman
Matthew B. Proman

EXHIBIT A

Permitted Activities

•	Mt. Sinai Hospital, New York

•	National Diabetes Foundation

•	Jack Martin Foundation for Terminally Ill Children

•	Nassau County Society for the Prevention of Cruelty to Animals

EXHIBIT B

Form of Release Agreement

RELEASE BY EXECUTIVE

In exchange for the payments and benefits payable pursuant to the Separation Agreement and General Release between me and Professional Diversity Network, Inc., dated ________, (the “Agreement”), I, __________, hereby generally and completely release Professional Diversity Network, Inc. its parent and subsidiary entities (collectively the “Company”), and its or their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this general release (the “Release”). This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including wages, salary, bonuses, commissions, vacation pay, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including without limitation claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including without limitation claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions, the Employee Retirement Income Security Act of 1974 (as amended), the Family and Medical Leave Act of 1993, the Sarbanes-Oxley Act, New York state wage and hour laws and all wage orders; New York Labor Law; New York Executive Law Section 296 et seq.; the New York City Administrative Code; the common law of the state of New York; and any similar laws in other jurisdictions; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising after the date I sign this Release.

This Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Excluded from this Release are any claims which by law cannot be waived in a private agreement between employer and employee, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or any state or local fair employment practices agency. I waive, however, any right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf.

I acknowledge and represent that I have not suffered any age or other discrimination, harassment, retaliation, or wrongful treatment by any Released Party. I also acknowledge and represent that I have not been denied any rights including, but not limited to, rights to a leave or reinstatement from a leave under the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act of 1994, or any similar law of any jurisdiction.

I agree that I am voluntarily executing this Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, and that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph does not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised to consult with an attorney prior to signing this Release; (c) I have at least twenty-one (21) days from the date that I receive this Release (although I may choose to sign it any time on or after the Separation Date) to consider the release; (d) I have seven (7) calendar days after I sign this Release to revoke it (“Revocation Period”) by sending my revocation to _________ in writing at ______________; fax _______; and (e) this Release will not be effective until I have signed it and returned it to ________ and the Revocation Period has expired.

I UNDERSTAND THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Name	Date